Exhibit 10.3

DATA CENTER AND DISASTER RECOVERY SERVICES AGREEMENT

This DATA CENTER AND DISASTER RECOVERY SERVICES AGREEMENT (this “Agreement”), dated as of October 1, 2012 (the “Effective Date”), is between Altisource Solutions S.à r.l., a private limited liability company organized under the laws of the Grand Duchy of Luxembourg (together with its Affiliates, “Provider”), and Ocwen Mortgage Servicing, Inc., a corporation organized under the laws of the United States Virgin Islands (together with its Affiliates, “Customer”).

WHEREAS, Customer desires to receive, and Provider is willing to provide, or cause to be provided, certain data center and disaster recovery services in connection with Customer’s business, in each case subject to the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained in this Agreement, the parties agree as follows:

1.                        DEFINITIONS

“Affiliate” means with respect to any Person: (a) any directly or indirectly wholly owned subsidiary of such Person; (b) any Person that directly or indirectly owns 100% of the voting stock of such Person; or (c) a Person that controls, is controlled by, or is under common control with such Person.  As used herein, “control” of any entity means the possession, directly or indirectly, through one or more intermediaries, of the power to direct or cause the direction of the management or policies of such entity, whether through ownership of voting securities or other interests, by contract, or otherwise.  Furthermore, with respect to any Person that is partially owned by such Person and does not otherwise constitute an Affiliate (a “Partially Owned Person”), such Partially Owned Person shall be considered an Affiliate of such Person for purposes of this Agreement if such Person can, after making a good faith effort to do so, legally bind such Partially Owned Person to this Agreement.

2.                        SERVICES

2.1                               Services.  During the term of this Agreement, Provider shall provide to Customer the services set forth on Exhibit A (the “Services”) on the terms and conditions set forth in this Agreement.

2.2                               Additional Services.  Customer may request, and Provider may provide, additional services (“Additional Services”) upon terms and rates that shall be mutually agreed to in writing between the parties in an addendum (“Addendum”) to this Agreement.  Each Addendum shall be appended to this Agreement and incorporated into this Agreement by this reference.

2.3                               Right of First Opportunity.

(a)         If the Customer elects to receive any Additional Service, it shall first request a proposal for the provision of such Additional Service from the Provider.  The Provider shall have thirty (30) Business Days (the “Exclusive Tender Period”) to respond to such request for Additional Service and to provide a proposed addendum to the Customer.  During the Exclusive Tender Period, the Customer shall not solicit proposals or negotiate with any other third party with respect to such request for Additional Service.  Upon receipt of the Provider’s proposal for the Additional Service, the Customer shall consider such proposal and shall negotiate with the Provider in good faith with respect to the possible provision by the Provider of such Additional Services.

(b)         If, at the end of the Exclusive Tender Period, the Provider and the Customer do not agree on the proposed Addendum, the Customer may solicit proposals from third parties with respect to the Additional Service; provided, however, that the Customer shall not disclose any information received from the Provider, whether verbal or written, in the proposed Addendum or during the Exclusive Tender Period negotiations, and such information shall be subject to the confidentiality terms hereof.

2.4                               Alternatively to the procedures set forth in Section 2.3, Customer may solicit proposals or negotiate with third parties with respect to an Additional Service (such third parties referred to as “Third Party Additional Service Providers”) during the Exclusive Tender Period so long as:

(a)         at least fifteen Business Days prior to engaging any Third Party Additional Service Provider, Customer shall disclose to Provider a description of the Additional Services to be provided by such Third Party Additional Service Provider and all fees, costs and other expenses to be charged by such Third Party Additional Service Provider (such description, a “Third Party Additional Service Offer”);

(b)         within ten Business Days of receipt of any Third Party Additional Service Offer, Provider shall have the right to make an offer (a “Matching Offer”) to provide the same or substantially the same Additional Services as set forth in the Third Party Additional Service Offer; and

(c)          if the fees set forth in the Matching Offer do not exceed the fees set forth in the Third Party Additional Services Offer, Customer may not accept the Third Party Additional Services Offer. Conversely, if the fees set forth in the Matching Offer exceed the fees set forth in the Third Party Additional Services Offer, Customer may accept the Third Party Additional Services Offer.

2.5                               Status Report.  Provider shall provide Customer with status reports as mutually agreed to by the parties that shall detail the status of the Services.

3.                        RESPONSIBILITIES OF CUSTOMER

Customer shall assist Provider by promptly providing such information and access to Customer’s facilities, computer networks, and other systems as Provider may reasonably request to enable Provider to timely perform its obligations.  Customer shall provide a sufficient number of its personnel to assist Provider in completing the Services in a timely manner to the extent Provider may reasonably request from time to time.

4.                        FEES

4.1                               Fees.  Customer shall pay Provider for the Services and Additional Services at the rates set forth in a separate fee letter to be delivered by Provider to Customer dated (i) as of the date hereof, with respect to the Services, and (ii) as of the date of agreement to provide Additional Services, if any, with respect to Additional Services (collectively, the “Data Center and Disaster Recovery Services Fee Letter”), as applicable ((i) and (ii) referred to collectively as the “Fees”).

4.2                               Provider shall submit statements of account to the Customer on a monthly basis with respect to all amounts payable by the Provider to the Customer hereunder (the “Invoiced Amount”), setting out the Services provided and the amount billed to the Customer as a result of providing such Services (together with, in arrears, any other invoices for Services provided by third parties, in each case setting out the Services provided by the applicable third parties).  The Customer shall pay the Invoiced Amount to the Provider by wire transfer of immediately available funds to an account or accounts specified by the Provider, or in such other manner as specified by the Provider in writing, or otherwise reasonably agreed to by the Parties, within thirty (30) days of the date of delivery to the Customer of the applicable statement of account; provided, that, in the event of any dispute as to an Invoiced Amount, the Customer shall pay the undisputed portion, if any, of such Invoiced Amount in accordance with the foregoing, and shall pay the remaining amount, if any, promptly upon resolution of such dispute.

4.3                               Taxes.  Customer shall be responsible for, and shall pay or reimburse Provider for, any sales, use, import, excise, value added, or other taxes or levies (other than Provider’s income taxes) associated with this Agreement.

5.                        TERM AND TERMINATION

5.1                               Term.

(a)         Initial Term.  This Agreement shall commence on the Effective Date and shall continue in full force and effect, subject to Section 5.1(b), until August 31, 2020 (the “Initial Term”), or the earlier date upon which this Agreement has been otherwise terminated in accordance with the terms hereof.

(b)         Renewal Term.  This Agreement may be renewed for successive two (2) year terms (each, a “Renewal Term”) by mutual written agreement of the parties hereto, executed not less than six (6) months prior to the expiration of the Initial Term or any Renewal Term, as applicable.

(c)          In the event either party decides that it does not wish to renew this Agreement or any particular Service or Additional Service hereunder upon the expiration of the Initial Term or any Renewal Term, as applicable, such party shall so notify the other party at least nine (9) months before the completion of the Initial Term or Renewal Term, as applicable.

5.2                               Termination by Either Party.

(a)         If either party hereto materially defaults in the performance of any provision of this Agreement, and such default is not cured within thirty (30) days after receiving notice of such default from the non-defaulting party, the non-defaulting party shall be entitled to terminate this Agreement effective immediately upon delivery of final written notice to the defaulting party.

(b)         If a party (i) becomes insolvent, (ii) files a petition in bankruptcy or insolvency, is adjudicated bankrupt or insolvent or files any petition or answer seeking reorganization, readjustment, or arrangement of its business under any law relating to bankruptcy or insolvency, or if a receiver, trustee, or liquidator is appointed for any of the property of the party and within sixty (60) days thereof such party fails to secure a dismissal thereof, or (iii) makes any assignment for the benefit of creditors, then and in that event only, the party that is not the subject of such proceedings may terminate this Agreement immediately upon written notice.

5.3                               Consequences of Termination.  Customer shall be liable for all Fees incurred prior to the date of termination and shall not be entitled to a refund of any Fees paid prior to the date of termination.  Furthermore, in the event either party terminates this Agreement in accordance with Section 5.2 and, prior to such termination, Provider has entered into one or more leases or third party contracts for purposes of providing the Services to Customer (such leases and contracts referred to as the “Designated Contracts”), Customer shall also be liable for (a) unamortized lease costs associated with the Designated Contracts and (b) the Customer’s pro rata share (as of the date of termination) of the present value (calculated by reference to the prime rate charged by JPMorgan Chase Bank, N.A. (or its successor)) of the remaining contractual payments due under such Designated Contracts. Provider shall have a duty to mitigate the costs referred to in clauses (a) and (b) above by making a good faith effort to sublease the Customer’s allocated portion of the space leased pursuant to any Designated Contracts following any such termination and to otherwise mitigate any other third party contractual costs.  In addition, in the event of termination, each party shall return or destroy all of the other party’s Information (as defined below) in accordance with Section 6.2.

6.                        CONFIDENTIAL INFORMATION

6.1                               Subject to Section 6.2, each of Provider and Customer, on behalf of itself and each of its subsidiaries, agrees to hold, and to cause its directors, officers, employees, agents, accountants, counsel and other advisors, and representatives to hold, in strict confidence, with at least the same degree of care that applies to confidential and proprietary information of Customer pursuant to policies in effect as of the Effective Date, all Information, whether or not patentable or copyrightable, in written, oral, electronic, or other tangible or intangible forms, stored in any medium, including studies, reports, records, books, contracts, instruments, surveys, discoveries, ideas, concepts, know-how, techniques, designs, specifications, drawings, blueprints, diagrams, models, prototypes, samples, flow charts, data, computer data, disks, diskettes, tapes, algorithms, computer programs or other software, marketing plans, customer names, communications by or to attorneys (including attorney-client privileged communications), memos, and other materials prepared by attorneys or under their direction (including attorney work product), and other technical, financial, employee, or business information or data (“Information”) concerning the other party and its subsidiaries that is either in its possession (including Information in its possession prior to the Effective Date) or furnished by the other party and its subsidiaries and affiliates or its directors, officers, employees, agents, accountants, counsel, and other advisors and representatives at any time pursuant to this Agreement, and shall not use any such Information other than for such purposes as shall be expressly permitted hereunder, except to the extent that such Information has been (i) in the public domain through no fault of such party or any of its subsidiaries or any of their respective directors, officers, employees, agents, accountants, counsel and other advisors, and representatives, (ii) later lawfully acquired from other sources by such party (or any of its subsidiaries), which sources are not known by such party to be themselves bound by a confidentiality obligation, or (iii) independently generated without reference to any proprietary or confidential Information of the other party or any of its subsidiaries.

6.2                               Each party agrees not to release or disclose, or permit to be released or disclosed, any such Information (excluding Information described in clauses (i), (ii) and (iii) of Section 6.1) to any other individual, a general or limited partnership, a corporation, a trust, a joint venture, an unincorporated organization, a limited liability entity, or any other entity, and any Governmental Authority (as defined below) (each, a “Person”), except its directors, officers, employees, agents, accountants, counsel and other advisors, and representatives who need to know such Information (who shall be advised of their obligations hereunder with respect to such Information), except in compliance with Section 6.3. Without limiting the foregoing, when any Information is no longer needed for the purposes contemplated by this Agreement, each party will promptly, after request of the other party, either return the Information to the other party in a tangible form (including all copies thereof and all notes, extracts, or summaries based thereon) or certify to the other party that any Information not returned in a tangible form (including any such Information that exists in an electronic form) has been destroyed (and such copies thereof and such notes, extracts or summaries based thereon).

6.3                               In the event that either party or any of its subsidiaries either determines on the advice of its counsel that it is required to disclose any Information pursuant to applicable law or receives any demand under lawful process or from any federal, state, local, foreign or international court, government, department, commission, board, bureau, agency, official or other legislative, judicial, regulatory, administrative or governmental authority (a “Governmental Authority”) to disclose or provide Information of the other party (or any of its subsidiaries) that is subject to the confidentiality provisions hereof, such party shall, to the extent permitted by law, notify the other party prior to disclosing or providing such Information and shall cooperate, at the expense of the requesting party, in seeking any reasonable protective arrangements requested by such other party. Subject to the foregoing, the Person that received such request may thereafter disclose or provide Information to the extent required by such law (as so advised by counsel) or by lawful process or such Governmental Authority.

6.4                               Customer Information.  Notwithstanding anything in this Agreement, Provider shall not disclose to any third party any “Consumer” information (as defined in the Gramm-Leach-Bliley Act of 1999) about a customer of Customer that is supplied to it by Customer, unless and only to the extent that such disclosure is approved, in writing, by Customer.  To protect the privacy of Information concerning Consumers, Provider agrees that it shall: (a) limit access to information concerning consumers to Provider’s employees who have a need to know, and then only to the extent that such disclosure is reasonably necessary for the performance of Provider’s duties and obligations under this Agreement; (b) use information concerning Consumers solely to carry out the purposes of this Agreement for which the information was disclosed and for no other purposes; and (c) safeguard and maintain the confidentiality of the Consumer information and not directly or indirectly disclose the same to any other person or entity in violation of the Gramm-Leach-Bliley Act of 1999 or any other applicable laws regarding privacy.

7.                        WARRANTIES; LIMITATION OF LIABILITY; INDEMNITY

7.1                               Other than the statements expressly made by Provider in this Agreement or in any Addendum, Provider makes no representation or warranty, express or implied, with respect to the Services or Additional Services and, except as provided in Section 7.2 hereof, Customer hereby waives, releases, and renounces all other representations, warranties, obligations, and liabilities of Provider, and any other rights, claims, and remedies of Customer against Provider, express or implied, arising by law or otherwise, with respect to any nonconformance, durability, error, omission, or defect in any of the Services or Additional Services, including (a) any implied warranty of merchantability, fitness for a particular purpose, or non-infringement, (b) any implied warranty arising from course of performance, course of dealing, or usage of trade, and (iii) any obligation, liability, right, claim, or remedy in tort, whether or not arising from the negligence of Provider.

7.2                               None of Provider or any of its Affiliates or any of its or their respective officers, directors, employees, agents, attorneys-in-fact, contractors, or other representatives shall be liable for any action taken or omitted to be taken by Provider or such person under or in connection with this Agreement, except that Provider shall be liable for direct damages or losses incurred by Customer or any of Customer’s subsidiaries or affiliates (either party’s subsidiaries and affiliates, collectively referred to as such party’s “Group”) arising out of the gross negligence or willful misconduct of Provider or any of its Affiliates or any of its or their respective officers, directors, employees, agents, attorneys-in-fact, contractors or other representatives in the performance or nonperformance of the Services or Additional Services.

7.3                               In no event shall (i) the amount of damages or losses for which Provider and Customer may be liable under this Agreement exceed the fees due to Provider for the most recent six (6) month period under the applicable Service or Addendum, provided that if Services have been performed for less than six (6) months, then the damages or losses will be limited to the value of the actual Services performed during such period; or (ii) the aggregate amount of all such damages or losses for which Provider may be liable under this Agreement exceed one million dollars ($1,000,000); provided, that, no such cap shall apply to liability for damages or losses arising from or relating to breaches of Section 6 (relating to confidentiality), infringement of Intellectual Property (as defined in the Intellectual Property Agreement between Ocwen and Altisource, dated October 1, 2012, as the same may be amended, restated, supplemented or otherwise modified from time to time in accordance with the terms thereof (the “Intellectual Property Agreement”)) or fraud or criminal acts.  Except as provided in Section 7.2 hereof, none of Provider or any of its Affiliates or any of its or their respective officers, directors, employees, agents, attorneys-in-fact, contractors or other representatives shall be liable for any action taken or omitted to be taken by, or the negligence, gross negligence or willful misconduct of, any third party.

7.4                               Notwithstanding anything to the contrary herein, none of Provider or any of its Affiliates or any of its or their respective officers, directors, employees, agents, attorneys-in-fact, contractors, or other representatives shall be liable for damages or losses incurred by Customer or any of Customer’s Affiliates for any action taken or omitted to be taken by Provider or such other person under or in connection with this Agreement to the extent such action or omission arises from actions taken or omitted to be taken by, or the negligence, gross negligence, or willful misconduct of, Customer or any of Customer’s Affiliates.

7.5                               Without limiting Section 7.2 hereof, no party hereto or any of its Affiliates or any of its or their respective officers, directors, employees, agents, attorneys-in-fact, contractors, or other representatives shall in any event have any obligation or liability to the other party hereto or any such other person whether arising in contract (including warranty), tort (including active, passive, or imputed negligence) or otherwise for consequential, incidental, indirect, special, or punitive damages, whether foreseeable or not, arising out of the performance of the Services or this Agreement, including any loss of revenue or profits, even if a party hereto has been notified about the possibility of such damages; provided, however, that the provisions of this Section 7.5 shall not limit the indemnification obligations hereunder of either party hereto with respect to any liability that the other party hereto may have to any third party not affiliated with any member of Provider’s Group or Customer’s Group for any incidental, consequential, indirect, special or punitive damages.

7.6                               Customer shall indemnify and hold Provider and its Affiliates and any of its or their respective officers, directors, employees, agents, attorneys-in-fact, contractors, or other representatives harmless from and against any and all damages, claims, or losses that Provider or any such other person may at any time suffer or incur, or become subject to, as a result of or in connection with this Agreement or the Services or Additional Services provided hereunder, except those damages, claims, or losses incurred by Provider or such other person arising out of the gross negligence or willful misconduct by Provider or such other person.

8.                        MISCELLANEOUS

8.1                               This Agreement may be executed in one or more counterparts, including by facsimile, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each party hereto or thereto and delivered to the other parties hereto or thereto.

8.2                               This Agreement, the schedules hereto, and the Data Center and Disaster Recovery Services Fee Letter contain the entire agreement between the parties with respect to the subject matter hereof, supersede all previous agreements, negotiations, discussions, writings, understandings, commitments, and conversations with respect to such subject matter, and there are no agreements or understandings between the parties with respect to the subject matter hereof other than those set forth or referred to herein or therein.

8.3                               Customer represents on behalf of itself and each other member of the Customer’s Group, and Provider represents on behalf of itself and each other member of the Provider’s Group, as follows:

(a)         each such Person has the requisite corporate or other power and authority and has taken all corporate or other action necessary in order to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby; and

(b)         this Agreement has been duly executed and delivered by it and constitutes, or will constitute, a valid and binding agreement of it enforceable in accordance with the terms hereof.

8.4                               This Agreement shall be governed by and construed and interpreted in accordance with the internal laws of the State of New York applicable to contracts made and to be performed wholly in such state and irrespective of the choice of law principles of the State of New York, as to all matters.

8.5                               Except for the indemnification rights under this Agreement (a) the provisions of this Agreement are solely for the benefit of the parties hereto and are not intended to confer upon any Person except the parties hereto any rights or remedies hereunder and (b) there are no third party beneficiaries of this Agreement, and this Agreement shall not provide any third person with any remedy, claim, liability, reimbursement, cause of action or other right in excess of those existing without reference to this Agreement.

8.6                               All notices or other communications under this Agreement hall be in writing and shall be deemed to be duly given when (a) delivered in person, (b) sent by facsimile (except that, if not sent during normal business hours for the recipient, then at the opening of business on the next business day for the recipient) to the facsimile numbers set forth below, or (c) deposited in the United States mail or private express mail, postage prepaid, addressed as follows:

If to Customer, to:

Ocwen Mortgage Servicing, Inc.

402 Strand Street

Frederiksted, United States Virgin Islands 00840-3531

Attn:   Corporate Secretary

Facsimile number:

If to Provider, to:

Altisource Solutions S.à r.l.

291 route d’Arlon

L-1150 Luxembourg

Attn: Corporate Secretary

Facsimile number: 352-2744-9499

With a copy to: contractmanagement@altisource.com

Either party may, by notice to the other party, change the address to which such notices are to be given.

8.7                               If any provision of this Agreement or the application thereof to any Person or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof, or the application of such provision to Persons or circumstances or in jurisdictions other than those as to which it has been held invalid or unenforceable, shall remain in full force and effect and shall in no way be affected, impaired or invalidated thereby, so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to either party.  Upon any such determination, the parties shall negotiate in good faith in an effort to agree upon a suitable and equitable provision to effect the original intent of the parties.

8.8                               The article, section, and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

8.9                               Waiver by any party hereto of any default by any other party hereto of any provision of this Agreement shall not be deemed a waiver by the waiving party of any subsequent or other default.

8.10                        In the event of any actual or threatened default in, or breach of, any of the terms, conditions, and provisions of this Agreement, the party or parties who are to be hereby aggrieved shall have the right to seek specific performance and injunctive or other equitable relief of its rights under this Agreement, in addition to any and all other rights and remedies at law or in equity, and all such rights and remedies shall be cumulative.  The other party or parties shall not oppose the granting of such relief.  The parties to this Agreement agree that the remedies at law for any breach or threatened breach hereof, including monetary damages, are inadequate compensation for any loss and that any defense in any action for specific performance that a remedy at law would be adequate is waived.  Any requirements for the securing or posting of any bond with such remedy are waived.

8.11                        No provisions of this Agreement shall be deemed waived, amended, supplemented, or modified by any party hereto, unless such waiver, amendment, supplement, or modification is in writing and signed by the authorized representative of the party against whom it is sought to enforce such waiver, amendment, supplement, or modification.

8.12                        Words in the singular shall be held to include the plural and vice versa and words of one gender shall be held to include the other genders as the context requires. The terms “hereof,” “herein,” and “herewith,” and words of similar import, unless otherwise stated, shall be construed to refer to this Agreement as a whole

(including all of the schedules hereto) and not to any particular provision of this Agreement.  Article, Section, Exhibit, Schedule, and Appendix references are to the articles, sections, exhibits, schedules, and appendices of or to this Agreement unless otherwise specified.  Any reference herein to this Agreement, unless otherwise stated, shall be construed to refer to this Agreement as amended, supplemented or otherwise modified from time to time, as permitted by Section 8.11.  The word “including,” and words of similar import, when used in this Agreement, shall mean “including, without limitation,” unless the context otherwise requires or unless otherwise specified.  The word “or” shall not be exclusive.  There shall be no presumption of interpreting this Agreement or any provision hereof against the draftsperson of this Agreement or any such provision.

8.13                        Any action or proceeding arising out of or relating to this Agreement shall be brought in the courts of the State of New York located in the County of New York or in the United States District Court for the Southern District of New York (if any party to such action or proceeding has or can acquire jurisdiction), and each of the parties hereto irrevocably submits to the exclusive jurisdiction of each such court in any such action or proceeding, waives any objection it may now or hereafter have to venue or to convenience of forum, agrees that all claims in respect of the action or proceeding shall be heard and determined only in any such court, and agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court.  The parties to this Agreement agree that any of them may file a copy of this paragraph with any court as written evidence of the knowing, voluntary, and bargained agreement between the parties hereto to irrevocably waive any objections to venue or to convenience of forum.  Process in any action or proceeding referred to in the first sentence of this Section 8.13 may be served on any party to this Agreement anywhere in the world.

9.                        INTELLECTUAL PROPERTY

9.1                               Customer’s and Provider’s respective rights to any present and future intellectual property is set forth in the Intellectual Property Agreement.

10.                 COOPERATION; ACCESS

10.1                        Customer shall, and shall cause its Group to, permit Provider and its employees and representatives access, on business days and during hours that constitute regular business hours for Customer and upon reasonable prior request, to the premises of Customer and its Group and such data, books, records, and personnel designated by Customer and its Group as involved in receiving or overseeing the Services as Provider may reasonably request for the purposes of providing the Services.  Provider shall provide Customer, upon reasonable prior written notice, such documentation relating to the provision of the Services as Customer may reasonably request for the purposes of confirming any amounts payable pursuant to this Agreement.  Any documentation so provided to Provider pursuant to this Section will be subject to the confidentiality obligations set forth in Section 6 of this Agreement.

10.2                        Each party hereto shall designate a relationship manager (each, a “Relationship Executive”) to report and discuss issues with respect to the provision of the Services and successor relationship executives in the event that a designated Relationship Executive is not available to perform such role hereunder.  The initial Relationship Executive designated by Customer shall be William C. Erbey and the initial Relationship Executive designated by Provider shall be William B. Shepro.  Either party may replace its Relationship Executive at any time by providing written notice thereof to the other party hereto.

11.                 PUBLIC ANNOUNCEMENTS

11.1                        No party to this Agreement shall make, or cause to be made, any press release or public announcement or otherwise communicate with any news media in respect of this Agreement or the transactions contemplated by this Agreement without the prior written consent of the other party hereto unless otherwise required by law, in which case the party making the press release, public announcement, or communication shall give the other party reasonable opportunity to review and comment on such and the parties shall cooperate as to the timing and contents of any such press release, public announcement, or communication.

12.                 RELATIONSHIP OF THE PARTIES

12.1                        The parties hereto are independent contractors and none of the parties hereto is an employee, partner, or joint venturer of the other.  Under no circumstances shall any of the employees of a party hereto be deemed to be employees of the other party hereto for any purpose.  Except as expressly provided herein, none of the parties hereto shall have the right to bind the others to any agreement with a third party or to represent itself as a partner or joint venturer of the other by reason of this Agreement.

13.                 FORCE MAJEURE

13.1                        Neither party hereto shall be in default of this Agreement by reason of its delay in the performance of, or failure to perform, any of its obligations hereunder if such delay or failure is caused by strikes, acts of God, acts of a public enemy, acts of terrorism, riots, or other events that arise from circumstances beyond the reasonable control of that party (each, a “Force Majeure Event”).  During the pendency of such Force Majeure Event, each of the parties hereto shall take all reasonable steps to fulfill its obligations hereunder by other means and, in any event, shall upon termination of such intervening event, promptly resume its obligations under this Agreement.

14.                 NON-SOLICITATION

14.1                        Customer acknowledges that the value to Provider of its business and the transactions contemplated by this Agreement would be substantially diminished if such Customer or any of its Affiliates were to solicit the employment of or hire any employee of Provider or any member of its Group performing Services or who has performed Services hereunder.  Accordingly, Customer agrees that neither it nor any of its Affiliates shall, directly or indirectly, and without the prior consent of the other party, solicit the employment of, or hire, employ, or retain, or otherwise encourage or cause to leave employment with Provider, or cause any other Person to hire, employ, or retain, or otherwise encourage or cause to leave employment with Provider or any of its Affiliates, any Person who is or was employed by Provider or any of its Affiliates with respect to the provision of Services at any time within twelve (12) months preceding the time of such solicitation or hiring, employment, retention, or encouragement.

15.                 WAIVER OF JURY TRIAL

15.1                        EACH PARTY KNOWINGLY, VOLUNTARILY, AND INTENTIONALLY, WAIVES (TO THE EXTENT PERMITTED BY APPLICABLE LAW) ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY OF ANY DISPUTE ARISING UNDER OR RELATING TO THIS AGREEMENT, AND AGREES THAT ANY SUCH DISPUTE SHALL BE TRIED BEFORE A JUDGE SITTING WITHOUT A JURY.

Signatures on Following Page

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above.

ALTISOURCE SOLUTIONS S.A R.L, as
PROVIDER:

/s/ William B. Shepro
By:	William B. Shepro
Manager

OCWEN MORTGAGE SERVICING, INC., AS
CUSTOMER

/s/ John V. Britti
By:	John V. Britti
Executive Vice President, Chief Financial Officer and Treasurer

EXHIBIT A
TO
DATA CENTER AND DISASTER RECOVERY SERVICES AGREEMENT

Description of Services

Provider shall, in accordance with such performance standards, rules, and further instructions as Customer makes available to Provider from time to time, provide data center and disaster recovery services to Customer.

Payment Terms

Provider shall invoice Customer on a twice-monthly basis for the Fees for the Services and any Additional Services. Customer shall pay all sums due in U.S. Dollars within thirty (30) days following the date of receipt of any invoice. Customer shall pay a late charge of 2% per annum above the prime rate charged by JPMorgan Chase Bank, N.A. (or its successor) or the highest rate allowed by law, whichever is less, on all amounts not paid to Provider when due. In addition, Customer shall reimburse Provider for all costs of collection of overdue amounts, including any reasonable attorneys’ fees.

Compliance with Law

Each party acknowledges and agrees that it shall be solely liable for compliance with any local law, rule, or regulation applicable to its business, operations, employees, and otherwise, except that CUSTOMER ACKNOWLEDGES AND AGREES THAT IT SHALL BE SOLELY LIABLE FOR ANY VIOLATION OF APPLICABLE LAW, RULE, OR REGULATION CAUSED BY THE PROVIDER’S PERFORMANCE OF THE SERVICES IN COMPLIANCE WITH THE CUSTOMER’S INSTRUCTIONS

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EXHIBIT B

If to Customer:

Ocwen Mortgage Servicing, Inc.

402 Strand Street

Frderiksted, Virgin Islands 00840-3531

Attn:  Corporate Secretary

Facsimile number:

If to Provider:

Altisource Solutions S.à r.l.

291 route d’Arlon

L-1150 Luxembourg

Attn: Corporate Secretary

Facsimile number: 352-2744-9499

With a copy to: contractmanagement@altisource.com

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